EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 134 to Registration Statement No. 02-90946 on Form N-1A of our reports dated December 20, 2007, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust (the “Trust”), including Eaton Vance Prime Rate Reserves (the “Fund”) and Senior Debt Portfolio appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2007, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Other Service Providers - Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts March 13, 2008